Exhibit 99

Results of Operations and Financial Condition

West End Indiana Bancshares, Inc. (the “Company”), the Holding Company for West End Bank, S.B. (the “Bank”), announced net income of $438,000 for the quarter ended March 31, 2017, a decrease of $20,000, or 4.3%, from net income of $457,000 for the quarter ended March 31, 2016. The decrease in net income resulted primarily from an increase to the provision for loan losses of $88,000, and total other expense of $138,000, offset by increases to net interest income of increased $136,000, total other income of $50,000 and a decrease in the provision for income taxes of $20,000. This performance equated to diluted earnings per share of $0.42 for the quarter, a decrease of $0.02, or 4.5%, from the same quarter in 2016.

For the quarter ended March 31, 2017, net interest income increased $136,000, or 4.9%, to $2.9 million from $2.8 million for the quarter ended March 31, 2016. Interest income on loans increased to $3.3 million from $3.1 million while interest on securities decreased $14,000 from the year earlier quarter. These changes were primarily the result of an increase in the volume of loans and a decrease in the volume of securities for the period. The changes to interest income were offset by an increase in interest expense on deposits of $26,000. The increase in interest expense was primarily due to the growth in deposits and the increasing interest rate environment.

Provision for loan losses was $358,000 for the quarter ended March 31, 2017, compared to $270,000 for the quarter ended March 31, 2016, an increase of $88,000, or 32.6%. The increase to the provision was based on management’s quarterly analysis of the loan portfolio and credit quality indicators including charge-off trends and qualitative factors. Since March 31, 2016 the mix of the portfolio has changed with continued growth in the higher risk indirect and commercial loan segments of the total portfolio, while the balance of 1-4 family mortgage loans remains fairly consistent due to the organization’s strategy to sell the majority of these loans.

Noninterest income increased $50,000, or 13.9%, to $414,000 for the quarters ended March 31, 2017 from $363,000 for the quarter ended March 31, 2016. We recorded increases in loan servicing income of $43,000, service charges on deposit accounts of $10,000, gain on sale of loans of $9,000, debit card income of $12,000 and gain on cash surrender value of life insurance of $12,000. These increases were offset by decreases in gains on available-for-sale securities of $14,000, and sale of other assets of $22,000.

For the quarter ended March 31, 2017, noninterest expense increased $138,000, or 6.4%, to $2.3 million, from $2.2 million for the quarter ended March 31, 2016. The increase in noninterest expense was primarily due to an increase in salaries and employee benefits of $67,000 and an increase in data processing fees of $23,000. Salaries and employee benefits increased due to normal annual salary increases and payouts under our benefits plans. Data processing fees increased due to the addition of products and services to increase efficiencies and increase customer security.

The provision for income taxes was $230,000 for the 2017 quarter compared to $250,000 for the 2016 quarter, reflecting a decrease in pretax income. Our effective tax rate was 34.4% for the 2017 period compared to 35.3% for the 2016 period.

Comparison of Financial Condition at March 31, 2017 and December 31, 2016

Total assets increased $3.9 million, or 1.3%, to $291.0 million at March 31, 2017, from $287.1 million at December 31, 2016. The increase was primarily a result of increases to cash and cash equivalents and premises and equipment, offset by a decrease in loans.

Cash and cash equivalents increased $5.9 million, or 77.0%, to $13.5 million at March 31, 2017 from $7.6 million at December 31, 2016.

Net loans decreased $2.8 million, or 1.2%, to $229.8 million at March 31, 2017 from $232.6 million at December 31, 2016. The decline in the loan portfolio was primarily due to decreases to one-to-four family residential loans of $3.7 million, construction loans of $5.0 million and commercial and industrial non real estate loans of $2.7 million, offset by increases in commercial and multi-family real estate loans of $7.7 million, consumer loans of $1.0 million.

Premises and equipment increased $827,000 from December 31, 2016 to March 31, 2017 due primarily to the ongoing construction of the Company’s new administration building.

Deposits increased $2.1 million, or 1.0%, to $227.0 million at March 31, 2017 from $224.9 million at December 31, 2016. Core deposits, including savings, interest bearing and non-interest bearing checking, and money market deposit accounts increased $3.8 million to $120.2 million at March 31, 2017 from $116.4 million at December 31, 2016. Certificates and other time deposits decreased $1.7 million to $106.8 million from $108.5 million at these dates.

Borrowings, which consisted entirely of Federal Home Loan Bank advances, increased $1.5 million, or 4.7%, to $33.5 million at March 31, 2017 from $32.0 million at December 31, 2016.

Total stockholders’ equity increased $505,000, or 1.8%, to $28.7 million at March 31, 2017 from $28.2 million at December 31, 2016. The increase is primarily a result of net income.

	March 31, 2017 (Unaudited)	December 31, 2016
	(In Thousands)
SELECTED FINANCIAL CONDITION DATA:

Total assets	$290,968	$287,104
Total cash and cash equivalents	13,536	7,649

Investment in available for sale securities, at fair value	23,681	23,728
Loans held for sale	412	346
Loans, net	229,799	232,649
Bank-owned life insurance	6,828	6,783
Federal Home Loan Bank of Indianapolis, at cost	1,424	1,329
Deposits	227,046	224,898
Borrowings	33,500	32,000
Total Equity	28,715	28,202
Total Stockholders’ equity less maximum cash obligation related to ESOP shares	27,903	27,541

ASSET quality ratios:

Nonperforming loans to total loans	0.44%	0.56%
Nonperforming assets to total assets	1.29%	1.41%
Net charge-offs annualized (recoveries) to average loans outstanding	0.54%	0.77%
Allowance for loan losses to non-performing loans	226.54%	174.62%
Allowance for loan losses to total loans	1.00%	0.97%

	March 31,
	2016 (Unaudited)	2015 (Unaudited)
	(In Thousands, except per share amounts)
SELECTED FINANCIAL CONDITION DATA:

Interest income	$3,400	$3,257
Interest expense	488	480
Net Interest income	2,912	2,777
Provision for loan losses	358	270
Net interest income after provision for loan losses	2,554	2,507
Noninterest income	414	363
Noninterest expense	2,300	2,163
Income before income tax expense	668	707
Income tax expense	230	250
Net income	438	457

Basic earnings per share	$0.45	$0.45
Diluted earnings per share	0.42	0.44
Dividends per share	0.06	0.06